Exhibit T3B.5

Company No. 4936030

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

CAPQUEST GROUP LIMITED

1.	PRELIMINARY AND INTERPRETATION

1.1.	In these Articles of Association, unless the context otherwise requires:

Act means the Companies Act 2006;

appointor has the meaning given in Article 12.1;

Articles of Association means the Company’s articles of association for the time being in force;

business day means any day (other than a Saturday, Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business;

eligible director means a director who would be entitled to vote on any matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter) and references to “eligible directors” in article 8 of the Model Articles shall be construed accordingly; and

Model Articles means the model articles for private companies limited by shares contained in Schedule 1 to the Companies (Model Articles) Regulations 2008 (Sl 2008/3229) as amended prior to the date of adoption of these Articles of Association.

1.2.	Save as otherwise specifically provided in this document, words and expressions which have particular meanings in the Model Articles shall have the same meanings in this document.

1.3.

Save as otherwise specifically provided in the Model Articles or these Articles of Association, words and expressions which have particular meanings in the Act shall have the same meanings in these Articles of Association.

1.4.	Headings in these Articles of Association are used for convenience only and shall not affect the construction or interpretation of the Articles of Association.

1.5.

Unless the context requires otherwise, a reference in these Articles of Association to an “article” is a reference to the relevant provision of the Model Articles. A reference in these Articles of Association to an “Article” is a reference to the relevant provision of this document.

1.6.	Unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:

(a)	any subordinate legislation from time to time made under it, whether before or after the date of adoption of these Articles of Association; and

(b)

any amendment or re-enactment, whether before or after the date of adoption of these Articles of Association, and including any statute, statutory provision or subordinate legislation which it amends or re-enacts.

This Article 1.6 shall not apply to the definition of Model Articles in Article 1.1.

1.7.

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8.

A reference to a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists).

1.9.	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.10.	The Contracts (Rights of Third Parties) Act 1999 shall not apply to any rights under these Articles of Association.

1.11.

The Model Articles shall apply to the Company, except in so far as they are modified or excluded by or are otherwise inconsistent with this document, and, together with this document, they shall constitute the Articles of Association of the Company.

1.12.	The final paragraph of article 1 of the Model Articles shall not apply to the Company.

1.13.	Articles 8, 11(2) and (3), 14(1) to (4), 17(2), 52 and 53 of the Model Articles shall not apply to the Company.

1.14.	Articles 1, 7, 9(1), 15, 18, 20, 27(3), 29, 31, 41(1), 44(2), 44(3) and 45(1) of the Model Articles shall be modified by this document.

SHARES

2.	ISSUE OF SHARES

2.1.	In accordance with section 550 of the Act, the directors shall have the power:

(a)	to allot shares of the same class as the existing shares in the capital of the Company; and/or

(b)	to grant rights to subscribe for or to convert any security into such shares.

2.2.	In accordance with section 567(1) of the Act, sections 561 and 562 of the Act shall not apply to an allotment of equity securities (as defined in section 560(1) of the Act) made by the Company.

3.	BUYBACK OF OWN SHARES BY COMPANY

3.1.

Subject to the Act but without prejudice to any other provision of these Articles of Association, the Company may (by passing a resolution of its members) purchase its own shares with cash up to any amount in a financial year not exceeding the lower of:

(a)	£15,000; and

(b)	the value of 5% of the Company’s share capital.

DIRECTORS

4.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

4.1.	Article 7 of the Model Articles shall be amended by:

(a)	the insertion of the words “for the time being” at the end of article 7(2)(a) of the Model Articles; and

(b)	the insertion in article 7(2) of the Model Articles of the words “(for so long as he remains the sole director)” after the words “and the director may”.

4.2.	Without prejudice to the provisions of article 7(2) of the Model Articles, a sole director may take decisions by way of written resolution.

5.	UNANIMOUS DECISIONS

5.1.	A decision of the directors is taken in accordance with this Article when all eligible directors indicate to each other by any means that they share a common view on a matter.

5.2.

Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it or to which each eligible director has otherwise indicated agreement in writing.

5.3.

A decision may not be taken in accordance with this Article if the eligible directors would not have formed a quorum at a directors’ meeting had the matter been proposed as a resolution at such a meeting.

6.	CALLING A DIRECTORS’ MEETING

6.1.	Article 9(1) of the Model Articles shall be amended by:

(a)	the insertion of the word “reasonable” after the words “Any director may call a meeting by giving”; and

(b)	the insertion of the words “(or such lesser notice as all the directors may agree)” after the words “notice of the meeting”.

7.	QUORUM FOR DIRECTORS’ MEETINGS

7.1.

Subject to article 7 of the Model Articles (as amended by Article 4.1), the quorum for the transaction of business at a meeting of directors is any two eligible directors or where there is only one director in office for the time being, that director.

7.2.

For the purposes of any meeting (or part of a meeting) held pursuant to Article 9 to authorise a director’s conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

8.	TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY

8.1.

Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Companies Acts, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	shall be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) in respect of such contract or proposed contract in which he is interested;

(c)

shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such contract or proposed contract in which he is interested;

(d)

may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(e)

may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(f)

shall not, save as he may otherwise agree, be accountable to the Company for any benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

8.2.	The provisions of Article 88.1(f) inclusive are subject, where applicable, to any limits and conditions imposed by the directors in a Conflict Authorisation in accordance with Article 9.1.

9.	DIRECTORS’ CONFLICTS OF INTEREST

9.1.

For the purposes of section 175 of the Act, the directors shall have the power to authorise, on such terms (including as regards duration and revocation) and subject to such limits or conditions (if any) as they may determine (Conflict Authorisation), any matter proposed to them in accordance with these Articles of Association which would, or might, if not so authorised, constitute or give rise to a situation in which a director (a Relevant Director) has, or could have, a direct or indirect interest which conflicts, or possibly may conflict, with the interests of the Company (a Conflict Situation). Any Conflict Authorisation shall extend to any actual or possible conflict of interest which may reasonably be expected to arise out of the Conflict Situation so authorised.

9.2.	Where directors give a Conflict Authorisation:

(a)	the terms of such Conflict Authorisation shall be recorded in writing (but the authorisation shall be effective whether or not the terms are so recorded);

(b)

the directors may revoke or vary such Conflict Authorisation at any time but this will not affect anything done by the Relevant Director prior to such revocation or variation in accordance with the terms of such authorisation; and

(c)	the Relevant Director shall be obliged to act in accordance with any terms, limits or conditions to which such Conflict Authorisation is made subject.

9.3.	Any terms to which a Conflict Authorisation is made subject (Conflict Authorisation Terms) may include (without limitation to Article 9.1) provisions that:

(a)

where the Relevant Director obtains (other than in his capacity as a director of the Company or as its employee or agent or, if the directors so decide, in any other capacity that would otherwise oblige him to disclose it to the Company) information that is confidential to a third party, he will not be obliged to disclose it to the Company or to use it directly or indirectly for the benefit of the Company or in performing his duties as a director of the Company in circumstances where to do so would amount to a breach of a duty of confidence owed to that third party; and/or

(b)

the Relevant Director may (but shall be under no obligation to) absent himself from the discussion of, and/or the making of decisions relating to, the relevant matter (whether at any meeting of the directors or otherwise) and be excused from reviewing documents and information prepared by or for the directors to the extent that they relate to that matter; and/or

(c)

the Relevant Director be excluded from the receipt of documents and information, the participation in discussion and/or the making of decisions (whether at directors’ meetings or otherwise) related to the relevant matter, and the Company will not treat anything done (or omitted to be done) by the Relevant Director in accordance with any such provision (or otherwise in accordance with any Conflict Authorisation Terms given under Article 9.1) as a breach by him of his duties under sections 172 to 174 of the Act.

9.4.

Subject to Article 9.5 but without prejudice to Articles 9.1 to 9.3, authorisation is given by the members of the Company for the time being on the terms of these Articles of Association to each director in respect of any Conflict Situation that exists as at the date of adoption of these Articles of Association or that subsequently arises because (in either case) the director is or becomes a shareholder, investor or other participant in, lender to, guarantor, director, officer, manager or employee of, or otherwise in any other way interested or concerned in, any member of the Relevant Group (Group Conflict Authorisation). The Conflict Authorisation Terms applicable to the Group Conflict Authorisation (Group Conflict Authorisation Terms) are automatically set by this Article 9.4 so that the director concerned:

(a)

is not obliged to disclose to the Company information that is confidential to a third party obtained by him (other than in his capacity as a director of the Company or as its employee or agent or, if the directors so decide, in any other capacity that would otherwise oblige him to disclose it to the Company) in any situation to which the Group Conflict Authorisation applies, nor to use any such information directly or indirectly for the benefit of the Company or in performing his duties as a director of the Company, in circumstances where to do so would amount to a breach of a duty of confidence owed to that third party; and (b) may (but shall be under no obligation to):

(i)	absent himself from the discussions of, and/or the making of decisions;

(ii)	make arrangements not to receive documents and information relating to the Conflict Situation concerned,

and the Company will not treat anything done (or omitted to be done) by the director concerned in accordance with the Group Conflict Authorisation Terms as a breach by him of his duties under sections 172 to 174 of the Act.

9.5.	A Group Conflict Authorisation given or deemed given under Article 9.4 may be revoked, varied or reduced in its scope or effect by special resolution.

9.6.	In this Article 9 Relevant Group comprises:

(a)	the Company

(b)	any body corporate which is for the time being a wholly owned subsidiary of the Company;

(c)	any body corporate of which the Company is for the time being a wholly owned subsidiary (Parent); and

(d)	any body corporate (not falling within any preceding paragraph of this Article 9.6) which is for the time being a wholly owned subsidiary of the Parent.

10.	RECORDS OF DECISIONS TO BE KEPT

10.1.	Article 15 of the Model Articles shall be amended by the insertion of the words “or decision taken by a sole director” after the words “of every unanimous or majority decision taken by the directors.”

10.2.	Where decisions of the directors are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.

11.	APPOINTMENT AND REMOVAL OF DIRECTORS

11.1.

In any case where, as a result of death or bankruptcy, the Company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director. Article 27(3) of the Model Articles shall be modified accordingly.

11.2.

A member or members holding the whole or a majority in nominal value of the issued ordinary share capital for the time being in the Company shall have power from time to time and at any time to appoint any person as a director or directors either as an additional director or to fill any vacancy and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by an instrument in writing signed by the member or members making the same or in the case of a member being a body corporate signed by one of its directors or other officers on its behalf, and shall take effect upon lodgement at the registered office of the Company or such later date as may be specified in the instrument.

11.3.	Article 18 of the Model Articles shall be amended by the inclusion of a new paragraph (g) and (h) as follows

“(g)	notification of the director’s removal is received by the Company pursuant to Article 11.2;

(h) (i)	by reason of that person’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have; and

(ii)

a majority of the other directors pass a resolution that they believe that the circumstances giving rise to the court order would or might reasonably impair the ability of that person to properly perform any part of his duties as a director.”

12.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

12.1.	Any director (appointor) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to:

(a)	exercise that director’s powers; and

(b)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

12.2.	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

12.3.	The notice must:

(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain either:

(i)	a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice; or

(ii)	his consent to act as a director in the form prescribed by the Act.

13. RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

13.1.	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

13.2.	Except if these Articles of Association specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

13.3.	A person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating);

(b)	may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate); and

(c)	shall not be counted as more than one director for the purposes of Articles 13.3(a) and 13.3(b).

13.4.

A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of his appointor, in addition to his own vote on any decision of the directors (provided that his appointor is an eligible director in relation to that decision), but shall not count as more than one director for the purposes of determining whether a quorum is present.

13.5.

An alternate director may be paid expenses and may be indemnified by the Company to the same extent as his appointor but shall not be entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

14.	TERMINATION OF ALTERNATE DIRECTORSHIP

14.1.	An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)

on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates.

15.	SECRETARY

15.1.

The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

16.	DIRECTORS’ EXPENSES

16.1.	Article 20 of the Model Articles shall be amended by the insertion of the words “(including alternate directors) and the secretary” before the words “properly incur”.

17.	SHARE TRANSFERS

17.1.

Notwithstanding anything contained in these Articles of Association, the directors shall not decline to register any transfer of shares where such transfer is executed by any person to whom all the shares which are the subject of that transfer have been charged by way of security, or by any nominee of any such person, pursuant to a power of sale under such security, provided that such transfer is by way of enforcement of such security and a certificate by or on behalf of any such person that the shares were so charged and the transfer was so executed shall be conclusive evidence of such facts.

18.	EXERCISE OF TRANSMITTEES’ RIGHTS

18.1.

Article 29 of the Model Articles shall be amended by the insertion of the words “, or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under article 28(2),” after the words “the transmittee’s name”.

19.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

19.1.	Articles 31(a) to (d) (inclusive) of the Model Articles shall be amended by the deletion, in each case, of the words “either” and “or as the directors may otherwise decide”.

DECISION MAKING BY SHAREHOLDERS

20.	ADJOURNMENT

20.1.

Article 41(1) of the Model Articles shall be amended by the deletion of the words “the chairman of the meeting must adjourn it” and the replacement thereof with the words “the member(s) present (either in person, by proxy or by a duly appointed corporate representative) shall constitute a quorum”.

21.	POLL VOTES

21.1.	Article 44(2) of the Model Articles shall be amended by the deletion of sub-paragraphs (c) and (d) and by the insertion of the following as a new sub-paragraph:

“(c)	any qualifying person (as defined in section 318 of the Act) present and entitled to vote at the meeting.”

21.2.

Article 44(3) of the Model Articles shall be amended by the insertion of the words “A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made” as a new paragraph at the end of that article.

22.	PROXIES

22.1.

Article 45(1) of the Model Articles shall be amended by the insertion of the words “and a proxy notice which is not delivered in such manner shall be invalid, unless the directors, in their discretion, accept the notice at any time before the meeting” as a new paragraph at the end of that article.

ADMINISTRATIVE ARRANGEMENTS

23.	CHANGE OF NAME

23.1.	The Company may change its name by resolution of the directors and subsequent notification to the Registrar of Companies under section 79 of the Act.

24.	MEANS OF COMMUNICATION TO BE USED

24.1.	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a)	if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 24 hours after it was posted;

(b)	if properly addressed and sent to an address outside the United Kingdom, 48 hours after it was posted;

(c)	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

(d)	if properly addressed and sent or supplied by electronic means, one hour after the document or information was sent or supplied;

(e)

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website; and

(f)	if earlier or if none of the above paragraphs (a) to (e) applies, if actually received, at the time of receipt.

For the purposes of this Article, no account shall be taken of any part of a day that is not a business day.

24.2.

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Act.

25.	INDEMNITY

25.1.	Subject to Article 25.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)	each relevant officer shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer:

(i)	in the actual or purported execution and/or discharge of his duties, or in relation to them; and

(ii)	in relation to the activities of the Company (or any associated company) as trustee of an occupational pension scheme (as defined in section 235(6) of the Act),

including (in each case) any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b)

the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in Article 25.1(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

25.2.	This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

25.3.	In this Article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(b)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act)).

26.	INSURANCE

26.1.	The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

26.2.	In this Article:

(a)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act));

(b)

a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.